EXHIBIT 5

                                  April 2, 2003


Lodgian, Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia  30326


Ladies and Gentlemen:

            We have acted as special counsel to Lodgian, Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3, No. 333-
(the "Registration Statement"), relating to the offer and sale of (a) up to 2,991,327 shares of common stock (the "Common Stock") of the Company, all of which are presently issued and outstanding, (b) up to 2,108,658 shares of Series A Preferred Stock of the Company (the "Preferred Stock"), all of which are presently issued and outstanding, (c) up to 714,897 Class A Warrants of the Company (the "Class A Warrants"), all of which are presently issued and outstanding, (d) up to 142,580 Class B Warrants of the Company (the "Class B Warrants"), all of which are presently issued and outstanding and (e) up to 857,480 shares of Common Stock, which may be purchased by certain of its stockholders (the "Selling Stockholders") upon exercise of the Class A Warrants and Class B Warrants (together with the Common Stock, the Preferred Stock, Class A Warrants and Class B Warrants, the "Securities"). The Securities are to be offered and sold for the account of the Selling Stockholders named in the prospectus constituting a part of the Registration Statement.

            This opinion is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

            For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement together with exhibits filed as part thereof and all other documents, records, certificates, including certificates of public officials, and other instruments as we have deemed necessary or appropriate.

            Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized, validly issued and are fully paid and non-assessable, and will, when sold, be validly issued, fully paid and non-assessable.


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            We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name therein and in the prospectus constituting a part thereof under the caption "Legal Matters". By giving the foregoing consent, we do not admit that we are persons whose consent, is required under Section 7 of the Act.

                                      Very truly yours,


                                      Cadwalader, Wickersham & Taft LLP

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